Registration No. 333-133717

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to Form S-8

Registration Statement No. 333-133717

UNDER

THE SECURITIES ACT OF 1933

Beam Suntory Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-3295276
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

510 Lake Cook Road Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

(847) 948-8888

(Registrant’s telephone number, including area code)

BEAM RETIREMENT SAVINGS PLAN

(Full Title of the Plans)

KENTON R. ROSE, Esq.

SENIOR VICE PRESIDENT, GENERAL COUNSEL, CHIEF ADMINISTRATIVE OFFICER AND SECRETARY

Beam Suntory Inc.

510 Lake Cook Road

Deerfield, Illinois 60015

(847) 948-8888

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”) relates to the following Registration Statement on Form S-8:

•	Registration Statement No. 333-133717, registering 6,150,000 shares of common stock, $3.125 par value per share, of Fortune Brands, Inc. (a Delaware corporation, n/k/a Beam Suntory Inc.), reserved for issuance under the Beam Retirement Savings Plan (f/k/a Fortune Brands Retirement Savings Plan).

On April 30, 2014, pursuant to that certain Agreement and Plan of Merger, dated as of January 12, 2014 (as amended as of March 11, 2014, the “Merger Agreement”), by and among the Registrant, Suntory Holdings Limited, a Japanese corporation (“Parent”), and SUS Merger Sub Limited, a Delaware corporation and wholly owned subsidiary of Parent, the Registrant became a wholly owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Registration Statement.

Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant that had been registered for issuance but remain unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Deerfield, Illinois, on this 30th day of April, 2014. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

BEAM RETIREMENT SAVINGS PLAN

By:	/s/ Vincent Ambrosino
Name: Vincent Ambrosino Title: Trustee